Exhibit 10.1

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ACCELLENT-CONCEPTUS

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (the “Agreement”) dated as of June 1, 2009 (the “Effective Date”) is between Accellent Inc., a Maryland company with its principal office at 100 Fordham Road, Building C, Wilmington, MA 01887 (“Supplier”), and Conceptus Incorporated, with its principal office at 331 East Evelyn Avenue, Mountain View, CA 94041 (the “Purchaser”).

WHEREAS, the Purchaser has developed and designed a medical device and seeks to have such device manufactured for it by the Supplier; and

WHEREAS, the Supplier has expertise in the manufacture of medical devices and components and desires to provide manufacturing services for the Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                    Definitions.  Unless otherwise defined in this Agreement, as used herein, the following defined terms shall have the meanings given them below.

1.1           Affiliate.  “Affiliate” means any entity which directly or indirectly controls, is controlled by, or is under common control with the referenced party.

1.2           Approved Supplier List.  “Approved Supplier List” has the meaning given in Section 3.7.

1.3           Bankruptcy Event.  “Bankruptcy Event” means the institution of voluntary or involuntary proceedings by or against a person or entity in bankruptcy or under any insolvency law, or the appointment of a receiver or custodian for such person or entity, or the institution of proceedings by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or an assignment by such person or entity for the benefit of its creditors.

1.4           Competitor.  “Competitor” means any company that sells a non-surgical female tubal sterilization device or process.

1.5           Components.  “Components” has the meaning specified in Section 3.6.1.

1.6           Contract Year.  “Contract Year” means one of any of the consecutive twelve (12) month periods during the Term, the first of which begins on the Effective Date.

1.7           Controlled Environment Room.  “Controlled Environment Room” shall mean a room that is used to manufacture Products having a controlled environment to limit particulate and microorganisms.

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1.8           Change in Control.  “Change in Control” means the direct or indirect (1) sale or other disposition of all or substantially all of Supplier’s assets, or (ii) transfer of more than fifty percent (50%) of the outstanding voting interests or economic interests of Supplier, provided that an initial public offering of stock by Supplier shall not constitute a “Change in Control.”

1.9           Delivery Date.  “Delivery Date” has the meaning given in Section 3.4.

1.10         Delivery Schedule.  “Delivery Schedule” has the meaning given in Section 3.4.

1.11         Event of Default.  “Event of Default” has the meaning given in Section 13.

1.12         Forecast.  “Forecast” has the meaning given in Section 3.3.

1.13         Incoming Inspection.  “Incoming Inspection” means measuring, examining, and testing that gauges one or more characteristics of a Product component and the comparison of such component with the specified requirements to determine such component’s conformity to the Specifications.

1.14         Intellectual Property.  “Intellectual Property” has the meaning given in Section 10.1.

1.15         Intellectual Property Rights.  “Intellectual Property Rights” has the meaning given in Section 10.1.

1.16         Procedures.  “Procedures” has the meaning given in Section 2.1.

1.17         Process.  “Process” means the methods and all referenced procedures used in the manufacture of the Product.

1.18         Product.  “Products” shall mean the Purchaser products listed on Exhibit A attached to this Agreement.  New products shall be added to Exhibit A in accordance with Section 2.2 and such products will thereafter be deemed included within the definition of Products.

1.19         Product Device Master Record.  “Product Device Master Record” means the Product Device Master Record for the Product required by the Regulatory Authorities, as it may be revised and in effect from time to time.

1.20         Purchase Order.  “Purchase Order” means a purchase order for Products in a form provided by Purchaser.

1.21         Purchase Price.  “Purchase Price” has the meaning given in Section 3.1.

1.22         Qualified Trainer.  “Qualified Trainer” shall mean Manufacturer’s designated individual(s) who can perform training on manufacturing processes, test methods and/or standard operating procedures as developed and approved by Purchaser.

1.23         Regulatory Authority.  “Regulatory Authority” means the Food and Drug Administration of the United States (the “FDA”) or, any successor agency or, if applicable in the

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context, the government agency performing the same regulatory function as the FDA in another country.

1.24         Specifications.  “Specifications” means the specifications for the Product as provided in the Product Device Master Record.

1.25         Term.  “Term” has the meaning given in Section 12.1.

2.                                    Supply Rights.

2.1           Manufacture and Supply.  Supplier agrees, pursuant to the Delivery Schedule, to procure inventory, which includes raw materials, components and other supplies, and to manufacture, test, assemble, inspect and deliver the Products pursuant to the Specifications for each such Product.  Supplier recognizes and agrees that the specific manufacturing site employed for the production of the Products must be approved and accepted by the Purchaser.  Supplier agrees to provide adequate capacity to meet the volumes agreed by the parties in accordance with Section 3.4.  All materials for use in Products, including but not limited to raw materials, supplies, and completed Product will be stored by Supplier in a secure, segregated, and controlled area to prevent theft, loss, degradation or damage of such materials.  Supplier shall maintain lot traceability of raw materials, work in process and finished Product.  All components used in the Products shall be processed through Incoming Inspection.  All materials and components that do not meet the applicable Specifications shall be quarantined and investigated through the Supplier’s non-conformance procedure.  Supplier’s personnel responsible for manufacturing, testing, and inspecting Product shall be trained in the Procedures (as defined below) by a Qualified Trainer.  Supplier’s quality assurance personnel shall ensure Products meet Specifications.  Supplier agrees to manufacture Products in a Controlled Environment Room (CER), which shall be monitored for particulate and microbial control on a quarterly basis.  The Incoming Inspection, non-conformance procedure, quality assurance procedures and other manufacturing, testing, and inspection procedures used by Supplier in connection with the manufacture of the Products are collectively the “Procedures.” All Procedures, and any changes thereto, must be approved by Purchaser prior to their use by Supplier.  Purchaser acknowledges that Supplier is in the business of providing contract manufacturing services to the medical device industry and, subject to the terms of this Agreement, reserves the right to supply, develop, manufacture, sell, resell, or carry-on similar activities to any third party, including competitors of the Purchaser.  The Products will be produced in Supplier’s Juarez Mexico facility.

2.2           Purchase Requirements.  Subject to the terms and conditions of this Agreement, Supplier may terminate this Agreement pursuant to Section 13.1(d) if Purchaser does not purchase a minimum quantity of [***] Products in the first Contract Year, [***] Products in the second Contract Year, and [***] Products in the third Contract Year.  New Products shall be added to Exhibit A only upon mutual agreement of pricing for such New Product.

[***] Confidential information in this Exhibit has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

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2.2.1.       Purchase Requirements for Certain New Products.  The terms set forth in this agreement will apply to the Products listed on Exhibit A as of the Effective Date as well as Purchaser’s ESS405 and the ESS505 products added in accordance with Section 2.2 (“New Products”).  The parties shall use reasonable efforts to determine the price of the ESS405 and ESS505 products within thirty (30) days after Supplier’s receipt of new product specifications from Purchaser (“Review Period”).  The parties expect that the purchase price for the New Products will be the same as or similar to the purchase price for the Products that are set forth on Exhibit A as of the Effective Date (“Existing Products”), subject only to changes in the Specifications, component manufacturing processes, assembly processes, purchased materials, New Product volumes or testing procedures of the New Products from any existing Products.

3.                                    Purchase Orders, Prices, Terms, Delivery, Forecasts.

3.1           Purchase Price.  The purchase price for each Product purchased from Supplier shall be as set out on Exhibit B (“Purchase Price”) and shall be due and payable no later than thirty (30) days from the date of the invoice for such Product.  Invoices shall be dated the date the applicable Products are shipped.  The price for Products during the Term and assumptions upon which they are predicated shall be as defined in Exhibit B and the following: (i) at any time, in the event of increases in the amount of five percent (5%) or more in the market price of raw materials, components or packaging materials purchased by Supplier from vendors on the Approved Supplier List in order to manufacture the Products (collectively, “Materials”) the Supplier shall notify Purchaser of such increase and the parties shall discuss methods to mitigate such increase, including the use of alternate vendors, provided that to the extent the parties are unable to mitigate such increase Supplier may pass the incremental increase through to Purchaser (with no markup); (ii) Supplier shall notify Purchaser of, and pass through to Purchaser, any decreases in the price of Materials that equal or exceed five percent (5%).  In addition to the Supplier’s other rights and remedies, Supplier may elect to charge interest at the rate of 10% per annum or the highest rate permitted under applicable law, whichever is lower, on any undisputed amount of the Purchase Price not paid when due under this Agreement:

3.1.1.       Gainsharing.  Supplier and Purchaser shall use best efforts during each Contract Year to work together to put forth proposals with respect to Changes (as defined below) that, if implemented, would reduce the price of the Product to Purchaser.  The parties’ non-binding targeted goal is a [***] percent  Change during such Contract Year.  The parties agree to the following gainsharing terms: (i) if the parties share the cost of any Product engineering changes, process improvements, and procurement or alternate sourcing activities (collectively, “Changes”) that result in a cost reduction, the amount of such cost reduction will be shared by the Supplier and Purchaser, with each receiving [***] percent of such cost reduction after implementation of the Changes, provided that mutually agreed, nonrecurring expenses associated with such cost reductions will be retired by the party bearing such expenses prior to sharing, and (ii) if Purchaser (A) pays the entire cost of any Changes (including the amount of any capital expenses or the cost of any capital equipment used in the Product assembly process), or (B) suggests process improvements that do not have implementation costs, Purchaser shall realize the entire amount of any cost reduction resulting from such Change in the form of a lower Product price, and (iii) cost reductions related to manufacturing, site, process, labor or material improvements undertaken and paid for independently

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by Supplier will benefit Supplier entirely, where allowed by applicable regulation and quality standards.  In all cases where Purchaser is entitled to price reductions in accordance with this Section 3.1.1, such reductions will be realized by Purchaser in the form of a lower price (including both the base Product price and the Product price after any rebates are applied in accordance with Exhibit B).

3.1.2.       Rebates.  Purchaser may be eligible for a rebate as detailed in Exhibit B.

3.2           Orders, Shipping Terms, and Inconsistencies.  Supplier shall pack all Products for shipment in accordance with Purchaser’s Specifications and otherwise in a commercially reasonable manner to protect against damage.  All shipments of Products shall be F.O.B.  Supplier’s facility, and shall be accompanied by a packing slip which describes the Products and states the Order number.  Title to and all risk of loss or damage concerning the Products shall pass to Purchaser immediately upon the sooner of delivery of the Products to either (i) the Purchaser, (ii) a common carrier or (iii) any private carrier designated by Purchaser (or designated by Supplier and approved by Purchaser) for shipment to Purchaser’s designated point of delivery.  Purchaser’s rejection of any Products purchased hereunder shall not shift any risk for those Products until they are returned to and received by Supplier pursuant to Supplier’s written instructions.  If there is any conflict or inconsistency between this Agreement and any Purchase Order confirmation, acceptance or any similar document, the terms of this Agreement shall govern and control.

3.3           Forecasts.  On the first day of each calendar quarter, Purchaser shall provide Supplier with an updated Product forecast (“Forecast”) that reflects Purchaser’s estimated aggregate purchase requirements of Product for the subsequent twelve (12) month period.

3.4           Purchase Orders.  Purchaser may from time to time provide Supplier with a purchase order that covers a three (3) month time frame with specific quantities of Product to be delivered to Purchaser on specific Delivery Dates (as defined below), which dates and quantities will be mutually agreed to by the parties, provided that Supplier shall accept all Purchaser purchase orders (including the delivery dates and quantities specified therein) that specify order quantities that are within one hundred and ten percent (110%) of the Product quantities specified in the Forecast for the applicable period.  The Purchaser shall update such purchase order monthly to maintain at all times a total of three (3) months of Product requirements under a purchase order by including, on the first of each new month, an additional one (1) month of Product requirements to the end of such three (3) month timeframe.  Supplier shall confirm all Product quantities and delivery dates specified on purchase orders provided by Purchaser within three (3) days after receipt of each such purchase order.  The schedule of agreed upon (subject to Supplier’s obligation to accept purchase orders within one hundred and ten percent (110%) of the applicable Forecast) Delivery Dates and quantities of Products to be delivered on such dates shall become the delivery schedule (“Delivery Schedule”).  Supplier shall supply the quantities of Product meeting the Specifications on the date detailed in the Delivery Schedule for such Products (the “Delivery Date”).

3.5           Notice of Anticipated Failure to Make Timely Delivery.  The Supplier will notify the Purchaser in the event that Supplier becomes aware that the Supplier will not be able to make delivery of Products by the dates required by Section 3.4.

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3.6           Purchaser-Supplied Components.  In the event Supplier has a shortage of components for Products, Purchaser may, at its discretion, supply components to Supplier at Supplier’s expense upon the written consent of Supplier and only in such amounts as are necessary for firm orders then placed by Purchaser.  Such components, including provision for failed parts, shall be delivered to Supplier not later than four (4) weeks prior to the scheduled Delivery Date for the related Products to Purchaser.  Should Purchaser be unable to meet Purchaser’s requirements for delivery of Products, Purchaser may at its option require Supplier to either: (i) ship Products to Purchaser absent the missing components on or after seven (7) days from the scheduled Delivery Date; or (ii) hold the Products pending receipt of such components from Purchaser.  Under these circumstances, Purchaser will give written notification to Supplier prior to the scheduled Delivery Date.  Nothing in this Section relieves Supplier of its other obligations under this Agreement.

3.6.1.       Supplier Component Sales.  Supplier will supply components (“Components”) to Purchaser for use by Purchaser or Purchaser subcontractors at the prices in Exhibit B Chart 3.  On the first day of each calendar quarter, Purchaser shall provide Supplier with an updated Component forecast that reflects Purchaser’s estimated aggregate purchase requirements of Components for the subsequent twelve (12) month period.  Purchaser may from time to time provide Supplier with a purchase order that covers a three (3) month time frame with specific quantities of Components to be delivered to Purchaser on specific Delivery Dates, which dates and quantities will be mutually agreed to by the parties, provided that Supplier shall accept all Purchaser purchase orders (including the delivery dates and quantities specified therein) that specify order quantities that are within one hundred and ten percent (110%) of the Product quantities specified in the Component forecast for the applicable period.  The Purchaser shall update such purchase order monthly to maintain at all times a total of three (3) months of Component requirements under a purchase order by including, on the first of each new month, an additional one (1) month of Component requirements to the end of such three (3) month timeframe.  Supplier shall confirm all Component quantities and delivery dates specified on purchase orders provided by Purchaser within three (3) days after receipt of each such purchase order.  Component pricing will be renegotiated annually, at the end of each Contract Year.  If the parties cannot agree on a new price for a Component at the end of a Contract Year, the price for such Component shall be the same as the price for such Component during the previous Contract Year.  Quantities available to Purchaser at these prices are subject to minimum unit volume requirements for Products shown in Exhibit B Chart 1, Rebate Qualification.

3.7           Approved Supplier List.  Purchaser shall provide a bill of materials and approved supplier list (“Approved Supplier List” or “ASL”) for each Product to be manufactured hereunder.  Supplier shall manufacture the Products using components obtained solely from vendors included on the ASL, as it may change from time to time, as approved by Purchaser.  The ASL shall not be amended without prior written approval of Purchaser.  If Supplier desires to use a supplier from Supplier’s own list of approved suppliers, Supplier shall provide Purchaser with a written proposal describing the reasons to use such supplier.  Purchaser may accept or reject the proposal, which acceptance or rejection shall not be unreasonably withheld.  If Purchaser accepts the proposal, the proposed supplier will be subject to evaluation and approval processes approved by Purchaser.  Supplier will not order any materials or components for the Products from such supplier until Purchaser has provided written approval to make such orders.  Any increased costs associated with a component that must be purchased from a supplier on the Approved Supplier List, whether for a

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regulated component or not, will be paid by Purchaser (i.e.  a substandard quality component causes increased scrap rates, inspections, and extra labor for which Supplier will not be liable); provided that (i) Supplier documents and reasonably demonstrates to Purchaser the cause of the increased cost and how Supplier’s use of an alternate qualified supplier (“Alternate Supplier”) for such component would eliminate such cost, (ii) Purchaser determines in its reasonable discretion that the Alternate Supplier is qualified to manufacture the component in accordance with the applicable specifications and all regulatory requirements, and (iii) Purchaser chooses not to include the Alternate Supplier on the Approved Supplier List for such component despite such determination.

3.8           Quarterly Review.  The parties agree to establish a quarterly business review process pursuant to which the parties will review (either in person, by telephone, video conference or other mutually agreeable means) Product quality, cycle time, manufacturing capacity, delivery, market conditions, and any other matters or concerns relevant to this Agreement.  Each party shall bear its own costs and expenses related to the quarterly business review.

3.9           Excess and Obsolete Inventory.

3.9.1.       If Purchaser cancels a Product order specified in the Delivery Schedule less than thirty (30) days prior to the applicable Delivery Date, Purchaser shall be responsible for the Purchase Price of the Products specified in such order unless otherwise agreed by the parties.

3.9.2.       Purchaser shall be responsible for any non-returnable inventory (including finished Products, work-in-process, components, or raw material) or non-cancelable orders for components or raw material that are rendered excess or obsolete (as determined in Supplier’s reasonable discretion) (collectively, “Excess Inventory”) to the extent such Excess Inventory is caused by (a) Purchaser’s cancellation of orders with shipment dates specified in the Delivery Schedule between thirty (30) and one-hundred and twenty (120) days from the date of cancellation, (c) engineering change orders agreed by the parties, (d) the end of a Product’s life, or (e) the termination or expiration of this Agreement (excluding termination of the Agreement by Purchaser in accordance with Section 5.2 or Section 13.1, in which case Purchaser shall not be responsible for any Excess Inventory), provided that in each case (a) through (e) above the Excess Inventory cannot reasonably and without material cost to the Supplier be utilized on other Supplier products or returned to its suppliers.  The cost to Purchaser of the Excess Inventory described above shall be the Purchase Price for finished Products and the Supplier’s burdened cost (including labor (if expended), storage, and documented restocking charges paid by Supplier to its suppliers, but excluding a mark-up) for all other items Supplier shall provide Purchaser an invoice that itemizes and describes in reasonable detail the foregoing charges with respect to Excess Inventory and the reasons Supplier cannot avoid such charges within thirty (30) days after the event described in subsections (a) through (e) above that gave rise to such charges.  In no event shall Purchaser’s responsibility for charges with respect to Excess Inventory exceed an amount equal to the total Purchase Price for the quantity of Products on the then current three (3) month purchase order .

4.                                    Changes to Specifications.

4.1           Changes by Purchaser.  If the Purchaser desires to change the Specifications, it will notify the Supplier of such proposed change in writing.  Within thirty (30) days following receipt of

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such a notice from the Purchaser, the Supplier shall notify the Purchaser of the cost of implementing such change and the impact such a change would have on the Purchase Price and the manufacturing lead-time.  The Purchaser will then notify the Supplier in writing whether it wants to implement such change taking into account the implementation costs and the manufacturing lead time and Purchase Price impact.  Specifications for any change to the Product shall be finalized by the Purchaser in a mutually agreed to time-frame prior to the placement of the first order for each Product to be manufactured with such changed Specifications.  After approval by the Purchaser, such change shall then become part of the Specifications.

4.2           Changes by Supplier to Specifications or Process.  No changes to the Specifications shall be made by the Supplier without the prior written approval of the Purchaser.  Supplier shall not make any changes to the manufacturing process which may require the submission of any amendment, filing or other documentation with any Regulatory Authority unless such change has been identified, reviewed and approved in writing by the Purchaser.  The Purchaser shall provide a response to any such proposed changes as soon as is practicably possible after receipt.

5.                                    Quality and Regulatory Matters.

5.1           Facility Reviews.  The Purchaser or its designee shall have the right, upon reasonable advance written notice and during regular business hours, to inspect the facilities being used by the Supplier for production of the Products solely to confirm that such facilities are adequate to meet the requirements of this Agreement, the Regulatory Authority, ISO13485, and any applicable successors to those ISO requirements.  Supplier shall reasonably cooperate with Purchaser and its designee with respect to such inspections.  If any such inspection reveals that the manufacturing facilities do not satisfy such requirements, then the Purchaser shall provide written notice of such fact, which notice shall contain in reasonable detail the deficiencies found in the manufacturing facilities and, if practicable, those steps the Supplier should undertake in order to remedy such deficiencies.  Any inspection made by the Purchaser under this section shall occur no more frequently than once each calendar quarter (unless otherwise required by law, including by direction of the Regulatory Authority) and shall be designed to cause the least amount of disruption to the operations of the Supplier as is reasonably possible.  Such inspections shall be limited to the manufacture of Products, and shall not include any trade secrets or other confidential information unless the Purchaser and its designee (if applicable) has signed a confidentiality agreement reasonably satisfactory to the Supplier.

5.2           Remedying Deficiencies.  The Supplier shall be responsible for remedying any deficiencies identified by the Purchaser under Section 5.1 at Supplier’s cost and expense within sixty (60) days following written notice from the Purchaser.  With respect to any such inspections for which any deficiencies are not capable of being remedied by the Supplier within sixty (60) days of the notification thereof, then the Supplier and the Purchaser shall discuss in good faith a corrective action plan which will enable the Products to be supplied in accordance with this Agreement until such deficiencies are remedied.  If the parties are unable to reach agreement after an additional sixty (60) days as to such alternative manufacturing arrangements, then the Purchaser shall have the right to terminate this Agreement upon written notice to the Supplier.

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5.3           Records.  The Supplier will maintain its records with respect to the manufacture of the Products for ten (10) years after the date of manufacture of the last Product under this Agreement, after which Supplier shall transfer such records to Purchaser.

5.4           Medical Device Reporting.  Purchaser shall be responsible to report events in compliance with FDA Medical Device Reporting Regulation set forth in 21 CFR Part 803 and any applicable international regulations.  Purchaser agrees to make Medical Device Reports available to Supplier within three (3) days of the initial receipt of any report that reasonably suggests that one of the Products (i) may have caused or contributed to a death or serious injury or (ii) has malfunctioned.

5.5           Notices from Regulatory Authorities.  A party receiving (the “Regulatory Receiving Party”) communications from any Regulatory Authority, including any FDA Form 483 Report on Inspectional Observations or equivalent notice, shall provide to the other party within twenty-four (24) hours copies of any such communications it receives related to the Products.

5.6           Permits, etc.  The Purchaser shall obtain, at the Purchaser’s sole expense, all permits, licenses, approvals, consents, and authorizations from all governmental authorities as may be necessary or appropriate to market, solicit orders for, and sell the Products.

5.7           Product Complaints.  In reviewing customer complaints concerning the Products, the Purchaser shall be considered the “manufacturer” for regulatory purposes, and shall receive and log all complaints from customers using the Products.  If after evaluation by the Purchaser of the complaints, the Purchaser reasonably believes that a complaint relates to a breach by the Supplier of the warranty contained in Section 6.1, the Purchaser will forward the complaint and the related Product to the Supplier.  The Supplier will then evaluate the complaint.  If the Product does not comply with the warranty contained in Section 6.1, then the Supplier shall be responsible to remedy the noncompliance as provided in Section 6.2.  If the Product complies with the warranty contained in Section 6.1, then (i) the Supplier will return the Product to the Purchaser with the Supplier’s evaluation, and the costs of shipping the Product between the Purchaser, the Supplier, and the customer shall be the Purchaser’s responsibility; and (ii) to the extent the Supplier’s investigations of the complaints repeatedly result in Products that do not breach the warranty and impose an unreasonable financial burden on the Supplier, then the parties will review the circumstances and attempt to make the Supplier whole with respect to such burden.

5.8           Sterilization services.  Sterilization services with respect to any Product will be provided only if requested by Purchaser and will only be performed by a third-party supplier approved by Purchaser and solely at Purchaser’s expense.  With respect to any such sterilization services, Supplier and Purchaser will jointly review the sterilization protocol and report, which will include the results of the sterilization validation/revalidation.  Purchaser will have final approval responsibility for all sterilization documentation (and the services provided thereunder) and is ultimately responsible for verification and certification of product sterility.  Supplier and Purchaser will define the terms of the product transfer and mutually agree to the terms of sterile lot release.

5.9           Certain Quality Requirements.  Without limiting its other obligations under this Agreement, Supplier shall comply with the quality requirements set forth in Exhibit C.

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6.                                      Product Warranty and Limited Remedies; Customer Complaints.

6.1                                 Warranty.  The Supplier warrants that each Product and each Component shall materially comply with the Specifications for a period of two (2) years following the date of its shipment, provided that this warranty shall not apply to non-conformities and shall be void to the extent such non-conformities are not caused by Supplier’s or Supplier’s agents’ acts or omissions.

6.2                                 Remedies.  If any Product does not conform to the warranty stated in Section 6.1 above, the Supplier shall, at Purchaser’s option, within ninety (90) days repair or replace such Product or Component at the Supplier’s own expense, and ship such repaired or replacement Product or Component back to either the Purchaser or the applicable customer at the Supplier’s own expense, or credit to the Purchaser the Purchase Price for the Product or Component.  The foregoing warranty, and the remedies provided for in this Section 6.2, are expressly conditioned upon (i) Purchaser providing Supplier with prompt written notice of any nonconforming Product or Component prior to the expiration of the warranty period, which notice must identify with particularity the non-conformity, and (ii) Purchaser’s full cooperation with Supplier in all reasonable respects relating thereto.  All defective Products or Components which are covered by the foregoing warranty shall be shipped to the Supplier at its expense for such repair or replacement.

6.3                                 Exclusions From Warranty.  The warranty set forth in Section 6.1 above does not include Products that have defects or failures resulting from Purchaser’s design of the Products (as such design is described in the design history record of the Product).  Purchaser bears all design responsibility for the Product.

6.4                                 Product Recalls.  In the event of a Product or Component recall caused by Supplier’s breach of the warranty provided in Section 6.1, Supplier shall at its cost and expense replace all Product or Component lots recalled (regardless of the number of nonconforming Products or Components, if any, in such lots), and pay any associated transportation costs with respect to such lots.  Without limiting Supplier’s liability under Sections 7.1(i) and 7.1(ii), the foregoing represents Supplier’s sole obligation with respect to Product or Component recalls.

6.5                                 LIMITATIONS.  THE WARRANTY PROVIDED IN SECTION 6.1 ABOVE IS THE ONLY WARRANTY APPLICABLE TO THE PRODUCTS.  ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED.  EXCEPT WITH RESPECT TO EACH PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 11, NEITHER PARTY WILL UNDER ANY CIRCUMSTANCES BE LIABLE FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR REVENUES; AND EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7, NEITHER PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT, WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE, SHALL EXCEED THE ACTUAL AMOUNTS PAID BY PURCHASER FOR PRODUCTS DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD FROM WHEN THE CLAIM FOR LIABILITY AROSE, REGARDLESS OF WHETHER THE PRODUCTS WERE PURCHASED DURING SUCH PERIOD UNDER THIS AGREEMENT..

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6.6                                 Disputes.  If the Supplier disagrees with a claim that a Product does not conform to the warranty provided in Section 6.1, then the parties agree to submit the disputed Product to an independent party which has the capability of testing the Product to determine whether or not it does so conform.  In the event the parties cannot agree upon such independent party, or in the event it is not possible to acquire the services of such an independent party, then such dispute shall be resolved pursuant to Section 14.11.  The cost of the independent testing party shall be borne by the party against whom the testing party finds, as directed by the testing party.

7.                                      Indemnification.  In order to distribute between themselves the responsibility for third party claims arising out of this Agreement, and except as otherwise specifically limited or provided for herein, the parties agree as set forth in Sections 7.1  through 7.3 below:

7.1                                 By Supplier.  The Supplier agrees to indemnify, defend and hold the Purchaser harmless against any and all claims, suits, proceedings, expenses, recoveries and damages of or by third parties, including court costs and reasonable attorneys fees and expenses, to the extent they arise out of, are based on, or are caused by (i) any material breach by the Supplier of its warranty provided in Section 6.1, which breach causes bodily harm, death, or property damage, (ii) the willful misconduct or gross negligence of the Supplier, or (iii) any claim of infringement of any Intellectual Property Right of any third party based upon or arising out of the Supplier’s manufacturing processes with respect to the Products except for any such processes that were provided to Supplier by Purchaser and which Purchaser required Supplier to use in writing.  The Purchaser will promptly notify the Supplier of any such claim or demand which comes to its attention.

7.2                                 The Purchaser.  The Purchaser agrees to indemnify, defend and hold the Supplier harmless against any and all claims, suits, proceedings, expenses, recoveries, and damages of or by third parties, including court costs and reasonable attorneys fees and expenses, to the extent they arise out of, are based on, or are caused by (i) defects or alleged defects in the design of the Products, (ii) any allegation or claim that the design for the Products infringes upon the Intellectual Property Rights of third parties, (iii) statements, whether written or oral, made or alleged to be made by the Purchaser or its Affiliates or any other party on the packaging or labeling of any of the Products, or in the advertising, publicity, promotion, or sale of any of the Products, (iv) the storage, sale, shipment, promotion, or distribution of the Products (except to the extent that such claims are covered by Supplier’s indemnity in Section 7.1), (v) the use or operation of the Products (except to the extent that such claims are covered by Supplier’s indemnity in Section 7.1), or (vi) any allegation or claim that the Products are not sterile.  The Supplier will promptly notify the Purchaser of any such claim or demand which comes to its attention.

7.3                                 General.  The party claiming indemnity (the “Indemnified Party”) shall provide the party from whom indemnity is being sought (the “Indemnifying Party”) with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing, at the Indemnified Party’s cost; however, the Indemnifying Party shall have the right to assume and conduct the defense of the claim with counsel of its choice and shall retain final decision-making authority with respect to the conduct of the defense.  The Indemnifying

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Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money by the Indemnifying Party.  So long as the Indemnifying Party is actively defending the claim in good faith, the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Section 7.

8.                                      Insurance.

8.1                                 Each party agrees to procure and maintain in full force and effect during the term of this Agreement and for three years thereafter valid and collectible insurance policies in connection with the supply and sale of Products pursuant to this Agreement and provide; (i) for commercial general liability coverage in the amount of $1,000,000 each occurrence and $2,000,000 general aggregate excluding Products and Completed Operations coverage and written on an occurrence basis and, (ii) Products and Completed Operations coverage in the amount of $5,000,000 per occurrence, $10,000,000 in the aggregate and written on a claims made basis.  Such policies shall endeavor to provide for thirty (30) days written notice of cancellation to the other party.  Upon either party’s request, the other party shall provide to the requesting party a certificate of insurance coverage.

9.                                      Trademarks; Use of Supplier Name.

9.1                                 Trademarks.  For purposes of this Section 9.1, “Trademark” shall mean the Purchaser’s trademarks that are associated with the Products and which are approved by Purchaser for use by Supplier in the manufacture of the Products.  In consideration of the fees set forth herein, Purchaser further grants to Supplier a non-exclusive license during the Term to use the Trademarks on and solely in connection with the manufacture of the Products, and for this purpose to affix, subject to Purchaser’s prior written approval, the Trademarks to or on the Products and to or on any packaging materials used in connection with the Products.  Any and all uses of the Trademarks shall be subject to the prior written approval of Purchaser.  Supplier shall not remove trademark notices from any Product or component thereof without the prior written consent of Purchaser.  Supplier shall not use the name, Trademarks or logos associated with the Products in its business name or in any manner other than as specified in this Section.  Purchase shall have and retain ownership of all Trademarks.  The Purchaser acknowledges that such trademark ownership rights do not extend to the Supplier’s proprietary formulae, processes, or other written proprietary information that Supplier has trademark ownership or rights to as of the Effective Date.

9.2                                 Use of Name.  Unless legally required by applicable law, neither party shall use the other party’s name in its advertising or elsewhere, without the prior written approval of the other party.

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10.                               Intellectual Property; Tooling.

10.1                           Intellectual Property Rights Generally.  Each party shall retain sole ownership of, and all Intellectual Property Rights to, any Intellectual Property of any kind owned by that party as of the Effective Date.

10.2                           Supplier Technology.  “Supplier Technology” shall mean all Intellectual Property Rights, assembly techniques and related know-how developed or otherwise owned by Supplier and used in the assembly of the Products.  For the avoidance of doubt, “Supplier Technology” shall not include—and this Agreement shall not confer upon Purchaser any right or license to use—any techniques and related know-how associated with any component manufacturing processes that precede the assembly of the Products.  For the further avoidance of doubt, and by way of example and not of limitation, “Supplier Technology” shall not include—and this Agreement shall not confer upon Purchaser any right or license to use—the following confidential manufacturing techniques, which shall remain the sole and exclusive property of Supplier:

•                  Nitinol Coil Winding process

•                  Stainless Steel Coil Winding process

•                  Nitinol etching

•                  Core wire (delivery wire) tapering

10.3                           Purchaser Technology.  “Purchaser Technology” shall mean Confidential Information that is the property of Purchaser and also all inventions, designs, drawings, specifications, and know-how related to the Products, all improvements to the Products (whether developed by Purchaser or Supplier, or jointly by the parties), and all Intellectual Property Rights related to any of the foregoing.  Notwithstanding the foregoing provisions of this Section 10.3, Purchaser Technology shall not include any techniques and related know-how developed or otherwise owned by Supplier and associated with any component manufacturing processes that precede the assembly of the Products.

10.4                           Intellectual Property.  For the purposes of this Agreement, the term “Intellectual Property” means inventions, works of authorship, improvements, developments, or innovations and other creative works (whether or not patentable or copyrightable, conceived or made or reduced to practice), know-how, technical information, pending patent applications, registrations, divisions and continuations thereof, registered and unregistered copyrights, and all associated goodwill, designs, drawings, specifications, manufacturing methods and processes.

10.5                           Intellectual Property Rights.  The term “Intellectual Property Rights” shall mean all patent rights, copyrights, rights in trademarks, trade names and service marks, trade secret rights, and all other intellectual property rights of any nature whatsoever arising under the law of the United States or any foreign country, or any state or subdivision thereof.

10.6                           Grant of License to Supplier.  Purchaser hereby grants to Supplier a non-exclusive license to use all of Purchaser’s Intellectual Property Rights related to the Products solely for the purpose of Supplier’s manufacture and repair of Products at the request of Purchaser and otherwise carrying out its obligations under this Agreement.  For clarity, nothing in this Agreement prohibits

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Supplier from using in its business general concepts, techniques and ideas that are not eligible for protection under any Intellectual Property Rights whether or not in connection with this Agreement.

10.7                           Grant of License to Purchaser.  To the extent that any Supplier Technology or related Intellectual Property Rights are necessary or useful for the development or assembly of Purchaser products, Supplier hereby grants to Purchaser a non-exclusive, perpetual, irrevocable, royalty free license to use such Supplier Technology and related Intellectual Property Rights solely for the purpose of assembling and repairing Products and successor Purchaser products, which license includes the right to sublicense the foregoing rights to third parties to enable such third parties to assemble and repair such products on behalf of Purchaser.  Further, for the avoidance of doubt, such license shall not include any right or license to use and this Agreement shall not confer upon Purchaser any rights whatsoever regarding pre-assembly component manufacturing techniques, as further described in the definition of Supplier Technology above.

10.8                           Retention of Intellectual Property Rights.  The parties agree that Supplier shall be entitled to retain sole and exclusive ownership rights to the Supplier Technology, and Purchaser shall be entitled to retain sole and exclusive ownership rights to the Purchaser Technology.  Supplier hereby assigns all Intellectual Property Rights it may have or acquire in any Purchaser Technology to Purchaser and shall execute any documents reasonably requested by Purchaser and take such other actions as may be reasonably requested by Purchaser, at Purchaser’s expense, to assign such rights to Purchaser to perfect Purchaser’s interest in such rights.  Purchaser hereby assigns all Intellectual Property Rights it may have or acquire in any Supplier Technology (if any) to Supplier and shall execute any documents reasonably requested by Supplier and take such other actions as may be reasonably requested by Supplier, at Supplier’s expense, to assign such rights to Supplier to perfect Supplier’s interest in such rights.

10.9                           Future Development of Finished Goods or Component Processes.  Purchaser may request that Supplier provide development services for Supplier to create new pre-assembly component manufacturing techniques (“Pre-Assembly Manufacturing Technology”).  If the parties mutually agree to undertake such new development project then Purchaser upon full payment of the agreed to fees shall be granted a non-exclusive, royalty free, perpetual license to use such new Pre-Assembly Manufacturing Technology.  For clarity, the term “Pre-Assembly Manufacturing Technology” does not include any Supplier Technology.  Purchaser obtains a limited, restricted license to Supplier Technology without payment of any fees in accordance with, and subject to the limitations and restrictions of Section 10.7.

10.10                     General Skills.  Subject to Section 11 of this Agreement and all of Purchaser’s Intellectual Property Rights, Purchaser acknowledges and agrees that: (i) Supplier is in the business of designing, developing, manufacturing, prototyping and assembling metal and plastic components for specialized medical devices, and that Supplier may develop products, devices, instruments or other items for other persons which are identical or similar in functionality to the Products; (ii) Supplier, its employees and agents shall be free to use and employ their general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, processes or skills gained or learned during the course of this Agreement; and

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(iii) Supplier may perform similar services for third parties using the same personnel that Supplier may utilize for rendering services for Purchaser hereunder.

10.11                     Tooling and Equipment.  Supplier shall provide tooling that is not specific to the Product at its own expense.  Purchaser shall pay for or obtain and consign to Supplier for its use any Product-specific tooling and other reasonably necessary non-recurring expenses specific to the Product, as such tooling and expenses are described on Exhibit B (as updated by the parties) or otherwise approved in writing by Purchaser (“Set-Up Property”).  Purchaser shall own title to all Set-Up Property.  Supplier shall hold and maintain all Set-Up Property for Purchaser and shall exercise reasonable care in the use and custody of such property and shall use such property only in performing its obligations under this Agreement.  Purchaser will bear responsibility for repair to Set-Up Property resulting from normal wear and tear.  Supplier will bear responsibility for loss of or damage to Set-Up Property resulting from Supplier’s negligence.  Supplier will mark all Set-Up Property to clearly identify it as being the property of Purchaser.  Supplier shall not grant any security interest, incur any liens or any other encumbrances on said Set-Up Property.  Upon any termination or expiration of this Agreement or upon Purchaser’s written request, Supplier will promptly return all Set-Up Property in good and workable condition, with the exception of normal wear and tear, to a location identified by Purchaser at Purchaser’s cost.  Supplier agrees that equipment used to manufacture Product shall be calibrated and traceable to NIST standards, and be validated as appropriate.

11.                               Confidentiality; Press Releases.

11.1                           Confidentiality.  The Purchaser and the Supplier will be exchanging Confidential Information (as defined herein) relating to the Products and their manufacture, and relating to the services provided by Supplier pursuant to Exhibit C, at the inception of and from time to time during the term of this Agreement and the Purchaser may have access to or observe the Confidential Information of Supplier.  For the purposes of this Agreement, “Confidential Information” means any and all information or proprietary materials (in every form and media) not generally known in the relevant trade or industry made available by either party (in such case, the “Disclosing Party”) to the other (in such case, the “Receiving Party”) in connection with the efforts contemplated hereunder and which is marked or otherwise identified as confidential or which by its nature would reasonably be considered to be confidential, including (i) all Intellectual Property, (ii) existing or contemplated products, services, designs, inventions, technology, processes, technical data, engineering, techniques, methodologies and concepts and any information related thereto, information relating to business plans, sales or customer lists or requirements, manufacturing, financial, marketing or technical information such as specifications, manufacturing methods, price guidelines, future product releases, trade secrets, know-how, inventions, techniques, processes, programs, schematics, data, customer lists, and sales and marketing plans or methods.  Notwithstanding the foregoing, each party acknowledges that any and all information concerning the other party’s Intellectual Property is confidential and that no further writing designating it as such is necessary.  The Receiving Party will maintain the information in confidence using the same standard of care it uses to maintain its own information in confidence, but in any case, no less than reasonable commercial diligence, and will not use such information for itself or disclose it to others except as necessary to fulfill its obligations or exercise its rights under this Agreement; provided

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that the Receiving Party shall not disclose the Disclosing Party’s Confidential Information to any employee or third party unless such employee or third party is under a duty of confidentiality with respect to such information at least as protective as the duty set forth in this section, except as provided in Exhibit C.  Such obligation of confidentiality and non-use shall not apply to information which (i) is known to the Receiving Party prior to the disclosure as demonstrated by documentary evidence, (ii) is publicly known as of the date of the disclosure, (iii) becomes publicly known after the date of disclosure through no fault of the Receiving Party, (iv) is received from a third party who has, to the Receiving Party’s knowledge, no obligation of confidentiality to the Disclosing Party or (v) is developed independently by the Receiving Party as demonstrated by documentary evidence.  Such obligation of confidentiality and non-use shall survive any expiration or termination of this Agreement.  The restrictions on disclosure contained in this Section 11.1 shall not apply to any information which is required to be disclosed by court rule or governmental law or regulation, provided that the Receiving Party gives the Disclosing Party prompt notice of any such requirement and cooperates with the Disclosing Party, at the Disclosing Party’s expense, in attempting to limit such disclosure.

11.2                           Intentionally Deleted

11.3                           Publicity.  Unless required by law, neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public, press or otherwise, relating to this Agreement or any amendment hereto or to performance hereunder or the existence of an arrangement between the parties, without the prior written approval of the other party, such approval not to be unreasonably withheld.

11.4                           Use of Names in Promotions.  Neither party shall use the name of the other for advertising or promotional claims without the prior written consent of the other party.

11.5                           Damages Inadequate.  The parties acknowledge that monetary damages may be an inadequate remedy for any breach by a party of its obligations under Section 10.1 and Sections 11.1 through 11.3 and that the non-breaching party shall be entitled to seek injunctive relief and specific performance to enforce the breaching party’s obligations, in addition to whatever remedies the non-breaching party may be entitled to.

11.6                           Return.  Each party shall return all Confidential Information of the other party in its possession within ten (10) days after any expiration or termination of this Agreement or otherwise upon the other party’s request.

12.                               Term and Termination.

12.1                           Term; Renewal.  Unless sooner terminated as provided in Section 12.2 below, this Agreement shall have a term commencing on the Effective Date and expiring on May 31, 2012, and the term of this Agreement shall be automatically renewed for successive one (1) year terms thereafter.  The initial term together with any renewal terms are the “Term.”

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12.2                           Termination.  This Agreement may be terminated:

(a)                                  upon written notice by a party to the other party, if the other party becomes subject to a Bankruptcy Event or commits an Event of Default (as defined in Section 13 below); or

(b)                                 by written notice from the Purchaser to the Supplier in accordance with Section 5.2.

(c)                                  by 12 months written notice by either party on or after June 1, 2011.

12.3                           Effect of Termination.  Upon any expiration or termination of this Agreement the provisions of Sections 1, 5.3, 5.4, 5.5, 6, 7, 8, 10, 11, 12.3, and 14 shall survive such termination and expiration.

13.                               Default.

13.1                           Rights Upon an Event of Default.  Upon the occurrence of an Event of Default (as defined below) under this Agreement, in addition to whatever other remedies the non-defaulting party may be entitled to, the non-defaulting party may terminate this Agreement upon written notice to the defaulting party stating the grounds for such default.  The occurrence of any one or more of the following acts, events or occurrences shall constitute an “Event of Default” under this Agreement:

(a)                                  either party becomes the subject of a Bankruptcy Event; or

(b)                                 the Purchaser fails to make undisputed payments of the Purchase Price when due and such failure continues for ninety (90) days; provided that Supplier may suspend performance under this Agreement in the event Purchaser fails to make undisputed payment of the Purchase Price when due and such failure continue for thirty (30) days; or

(c)                                  either party breaches any other material provision of this Agreement and fails to remedy such default within sixty (60) days after receipt of written notice thereof, which notice shall state, with particularity, the grounds for such claimed default.

(d)                                 Purchaser fails to purchase the annual minimum Product volumes as detailed in Section 2.2 of this Agreement and does not, within thirty (30) days after Purchaser’s receipt of written notice from Supplier that Purchaser has failed to make such purchases, order the number of Products necessary to remedy such failure.

13.2                           Rights Upon Certain Supplier Defaults.  Purchaser’s obligation to make the minimum purchase requirements specified in Section 2.2 for each Contract Year is subject to Supplier meeting the following criteria:

Supplier has no more than one (I) Delivery Failure (as defined below) during

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any rolling twelve (12) month period and no such failure during the six (6) months prior to the beginning of the next Contract Year.  A “Delivery Failure” occurs when Supplier delivers less than ninety five (95%) of the Product quantity specified on a purchase order provided by Purchaser on the Delivery Date specified on such purchase order with the remaining quantity not delivered within fifteen (15) days after such Delivery Date.

If a Delivery Failure occurs more then one (1) time in any rolling twelve (12) month period, or if a Delivery Failure occurs during the three (3) months prior to the beginning of the next Contract Year, such occurrence will be a “Delivery Default.” In the event of a Delivery Default, and without limiting Purchaser’s other rights and remedies under this Agreement or at law, the minimum purchase requirements specified in Section 2.2 shall, on a go forward basis after the occurrence of a Delivery Default, be reduced on a one-for-one basis by the number of Products not delivered by Supplier in accordance with Purchaser’s Purchase Orders during the remainder of the Term, including the Purchaser Orders associated with the Delivery Default.  Notwithstanding the foregoing, any Delivery Failure caused by (i) Force Majeure events per Section 14.6 or (ii) Supplier’s continued use of an Approved Supplier at the direction of Purchaser, provided that (x) Supplier had notified Purchaser in accordance with Section 14.7 during the six (6) month period immediately prior to the applicable Delivery Failure that such Approved Supplier was not performing adequately and (y) Supplier sought approval from Purchaser to begin the process of seeking an Alternate Supplier, then such Delivery Failure shall not be included in any determination of whether a Delivery Default has occurred.

14.                               Miscellaneous.

14.1                           Independent Contractor Status.  The relationship between the Supplier and the Purchaser established hereby is that of independent contractors, and nothing contained herein shall be deemed to create a relationship of employer and employee, principal and agent, partners, or otherwise.  Neither party shall have any authority to obligate the other in any respect nor hold itself out as having any such authority.  All personnel of the Supplier shall be solely employees of the Supplier and shall not represent themselves as employees of the Purchaser, and all personnel of the Purchaser shall be solely employees of the Purchaser and shall not represent themselves as employees of the Supplier.

14.2                           Binding Effect; Benefits; Assignment This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.  Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim.  Any assignment of this Agreement by either party shall require the prior written consent of the other party which shall not be unreasonably withheld; provided that (i) a change in ownership of a party’s stock or other ownership interest, or of any stock or ownership interest in any entity which, directly or through one or more intermediaries, controls the party, shall not constitute an assignment of this Agreement or require the other party’s consent, and (ii) either party may assign this Agreement to a purchaser of such party’s business (whether through a sale of all or substantially all of such party’s assets, merger, consolidation, reorganization, or similar transaction) upon written notice to the other party; provided further that, in each case, if any such change in

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ownership interests would result in Supplier being owned or controlled by a Competitor, Purchaser may elect to terminate this Agreement in connection with such change in Supplier’s ownership as of the date specified in Purchaser’s notice of termination.  Any assignment of this Agreement shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement.  Any attempt to assign this Agreement in violation of this section shall be null and void.

14.3                           Entire Agreement; Amendments.  The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties hereto.  To the extent of any conflict or inconsistency between this Agreement and any Purchase Order, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.  The parties agree that this Agreement supersedes the November 7, 2005 Agreement and that any claims arising with respect to the Products, regardless of when such Products were purchased by Purchaser, including warranty claims and claims for indemnification, shall be subject to the terms and conditions of this Agreement and shall not be subject to the terms and conditions of the November 7, 2005 Agreement.

14.4                           Severability.  In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.5                           Remedies.  Unless otherwise expressly provided, all remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

14.6                           Force Majeure.  The obligations of the Supplier and the Purchaser hereunder (except for the Purchaser’s obligations to make payment in fill] for Products when due) shall be subject to any delays or non-performance caused in whole or part by any act of God; extraordinary acts of any government or any agency or subdivision thereof; fire; strikes (excluding strikes by Supplier’s workforce); war; transportation delays affecting the general public; riots or acts of a public enemy; terrorist acts; and similar events; in each case that are not caused by any act or omission of the affected party and that are beyond the reasonable control of such party.  The party which is not performing its obligations under this Agreement as a result of an event of force majeure shall use diligent efforts to resume compliance with this Agreement as soon as possible.  Should the event of force majeure continue unabated for a period of sixty (60) days or more, the parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time, provided that Purchaser may at any time after such sixty (60) day period terminate this

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Agreement, without liability to Supplier, provided that upon such termination Conceptus shall purchase all completed Product inventory and Product components that exist at the time of termination and that meet the Specifications.  For clarity, Conceptus shall not be obligated to purchase an amount of Products (or components thereof) that exceeds the amount of the Product Purchase Requirement.

14.7                           Notices.  Any notice, request, consent or communication (collectively, a “Notice”) under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) telexed or telecopied, with receipt confirmed, addressed as set forth in this Section or to such address as shall be furnished by either party hereto to the other party hereto.  A Notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) when received if delivered by the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, or by overnight delivery service, or (iii) immediately, upon confirmation of receipt of the telex or telecopy, as the case may be.  All Notices shall specifically state: the provision (or provisions) of this Agreement with respect to which such Notice is given and shall be addressed as follows:

If to the Supplier to: Accellent Inc. 100 Fordham Road Wilmington, MA 01887 ATTN: Executive VP Sales & Marketing	If to the Purchaser to: Conceptus, Inc. 331 East Evelyn Avenue Building C Mountain View, CA 94041

with a copy to: Accellent Inc. 100 Fordham Road Building C Wilmington, MA 01887 ATTN: General Counsel	with a copy to: J.D. Marple, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025

14.8                           Waivers.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

14.9                           Counterparts.  This Agreement may be executed in any number of counterparts, and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.  Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

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14.10                     Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.11                     Governing Law; Dispute Resolution.  This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, without regard to the conflict of law principles of such State.  Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof (each such controversy or claim is hereinafter referred to as a “Dispute”), shall be settled as follows:

(e)                                  Officers at or above the Vice President level of each party shall attempt to resolve any Dispute prior to commencing the procedures set forth in below.

(f)                                    If after 14 calendar days the officers are unable to resolve the Dispute, the Chief Executive Officer and for the highest ranking officer of each party shall submit to non-binding mediation which shall take place for a period of one day in San Carlos, CA before a mediator that is knowledgeable about the subject matter of the Dispute and that is mutually acceptable to the parties.  If the parties are unable to agree on the selection of a mediator, a mediator will be chosen by an arbitrator selected pursuant to the rules of the American Arbitration Association (AAA) who will then select such mediator from a list of distinguished neutral mediators maintained by the AAA.  The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 30 days after initiation.  Under no circumstances shall the commencement of arbitration under paragraph (c) below be delayed more than 30 days from the initial notice of a Dispute by the mediation process specified in this paragraph (b).  Each party has the right to pursue any provisional relief from the appropriate court, such as attachment, preliminary injunction, replevin, etc.  to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the mediation or arbitration, even though mediation or arbitration has not been commenced or completed.  Disputes with respect to a party’s obligations or rights under Section 10 or Section 11 shall not be subject to this Section 14.

(g)                                 If during such one-day mediation the parties are unable to resolve the Dispute, the Dispute shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the AAA then pertaining, except where those rules conflict with this Section 14.11, in which case this Section 14.11 controls.  The parties hereby consent to the jurisdiction of the Federal District Court in San Francisco, CA and the state courts of California for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award.  The arbitrator shall be an attorney specializing in business litigation who has at least 15 years of experience with a law firm or corporation of over 25 lawyers or was a judge of a court of general jurisdiction.  The arbitration shall be held in San Carlos, CA and the arbitrator shall apply the substantive law of Delaware, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  Within 30 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than three (3) months from selection of the arbitrator.  Failing such agreement, the AAA will design

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and the parties will follow such procedures.  Consistent with the limitations on liability provided in Section 6.3, the parties agree neither to request or seek to enforce any punitive, exemplary or consequential damages from the arbitrator and the arbitrator shall not be empowered to grant any such damages.  The arbitrator shall issue written findings of fact and conclusions of law.

(h)                                 The arbitrator shall be bound by the express terms of this Agreement and may not amend or modify such terms in any matter.  Any award rendered by the arbitrator shall be binding on the parties and shall be consistent with the terms of this Agreement, and such terms shall control the rights and obligations of the parties.  The proceedings shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard both parties’ confidential information.  The fees of the arbitrator shall be split equally between the parties, unless the arbitrator determines that either party’s positions in the dispute were frivolous or based in bad faith, in which case such party shall pay the entire arbitrator’s fee.

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Supply Agreement as of the date first above written.

SUPPLIER		PURCHASER

Accellent, Inc.		Conceptus, Inc.

By:	/s/ R. Scott Laneve	By:	/s/ Gregory E. Lichtwardt

Name:	R. Scott Laneve	Name:	Gregory E. Lichtwardt

Title:	Sup., Sales & Marketing	Title:	Executive Vice President

Date:	June 1, 2009	Date:	June 1, 2009

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EXHIBIT A
PRODUCTS

ESS305 With Solder Ball Anchor

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EXHIBIT B

PRODUCT PRICES

Pricing: Pricing will be set at a base price of $[***] per Product as of the Effective Date and will be further discounted (through a rebate at the end of each Contract Year) based on purchase volume and share in accordance with this Exhibit B.

Cost Savings.  As of the Effective Date and during the Term, with respect to any gainsharing projects that result in a cost savings, such cost saving will be applied as detailed in Section 3.1.1.  Any such cost reduction implemented shall be applied to the $[***] base price as well as to the Product price after the implementation of any rebate in accordance with Chart 2.  (For example, if it is expected that a gainsharing program may result in a total cost reduction of $[***] per Product and both parties have funded such gainsharing program, each will see a benefit of $[***].  When such a cost reduction is implemented, the $[***] base price will be adjusted to $[***] and the Year 1 rebate price will be adjusted to $[***].  This is an example only.  Actual cost savings will always be used to adjust the applicable base price or rebate price.)

Rebate Qualification: In order to qualify for a rebate, Purchaser must meet the minimum unit volumes (#)described in Chart 1, Rebate Qualification, as follows:

Chart 1: Rebate Qualification

Criteria	Contract Year 1	Contract Year 2	Contract Year 3
a. Minimum Units (#)	[***]	[***]	[***]

Rebate to Price: If qualified for a rebate based on meeting the criteria described above, Purchaser will be eligible for a rebate in accordance with chart below based on the volume of Products purchased during a Contract Year, The rebate will apply to the entire volume of Products purchased during the applicable Contract Year, based on the total number of Products purchased within such Contract Year, and will yield the net prices described in Chart 2, Net Pricing, as follows:

Chart 2: Net Pricing

Accellent Base Price/Product Price after Rebate

Volume Purchased	Year 1
< 85,000 Base Price	$	[***]
> 85,001	$	[***]

Volume Purchased	Year 2		Year 3
< 93,000 Base Price	$	[***]	$	[***]
93,001-120,000	$	[***]	$	[***]
> 120,001	$	[***]	$	[***]

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Payment of Rebate.  Supplier shall pay to Purchaser the amount of the rebate owed to Purchaser (i.e., the difference between (i) the amount Purchaser paid for Products during such Contract Year and (ii) the amount that is equal to the sum of the number of Products purchased during such Contract Year and the net price of such Products after the rebate for such Contract Year has been applied) within thirty (30) days after the end of the Contract Year for which such rebate is applicable.

Chart 3: Component Prices

Part Number	Description	Price
101466-02	Inner Coil	$	[***]
101484	Outer Coil (etched)	$	[***]
101484	Outer Coil (unetched)	$	[***]
101468	Delivery Wire	$	[***]

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EXHIBIT C

QUALITY ASSURANCE PROCEDURES

Supplier shall manufacture Products per the requirements specified in the Purchase Orders, the Specifications, the Agreement, and any inspection and process control criteria provided by Purchaser to Supplier.

Supplier shall obtain Purchaser’s written approval of all materials, processes, methods, and equipment used to manufacture Products, and shall not deviate from such use without Purchaser’s prior written approval.  At all times Purchaser shall be required to maintain such information in the strictest confidence per Section 11, except that the clause in Section 11 which would otherwise permit certain disclosures to third parties who are under a duty of confidentiality shall not apply with regard to any Confidential Information related to Supplier’s component manufacturing processes or techniques (“Component Manufacturing Information”).  By way of example and not of limitation, for the avoidance of doubt, Purchaser shall not, at any time or for any reason, communicate any Component Manufacturing Information to any third party manufacturer (or its agents, affiliates or contractors), without the prior written approval of Supplier.  For clarity, Component Manufacturing Information does not include any Supplier Technology and nothing in this Exhibit C limits Purchaser’s right to exercise its license to Supplier Technology set forth in Section 10.7 of the Agreement.

Supplier’s manufacturing processes shall at all times conform to the current good manufacturing practices of the Regulatory Authority, as well as all other regulatory requirements and guidelines of the Regulatory Authority.  Supplier shall maintain an FDA site registration number during the term of the Agreement.

Without limiting Supplier’s other obligations under the Agreement, Supplier shall perform the following functions in connection with its manufacture of the Products:

2.             Supplier shall ensure component and material traceability for Products by establishing and maintaining documented procedures for identifying materials from receipt through all stages of production and delivery.

3.             Supplier shall ensure that production processes are carried out under controlled conditions that include:

•                  Documented procedures defining the manner of production,

•                  Use of production equipment and a controlled working environment that meet or exceed industry standards,

•                  Compliance with the Food and Drug Administration (“FDA”) Quality System Regulations and all applicable international Quality Management System Standards,

•                  Monitoring and control of process parameters and Product characteristics,

•                  Approval of all processes and equipment prior to use,

•                  Assignment of only trained, qualified personnel to perform manufacturing operations,

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•                  Specification of workmanship criteria that meet or exceed written standards from Purchaser, which criteria shall be specified and communicated to workers clearly (e.g.  written standards, representative samples, or illustrations),

•                  Maintenance of equipment in a manner that meets or exceeds industry standards and ensures continuing process capability.

•                  The inspection and test status of materials shall be clearly identified, which status shall indicate the conformance or non-conformance of materials with regard to inspections and tests performed.  Records of the identification of inspection and test status shall be maintained as defined in documented procedures and the Agreement.

4.             Supplier shall establish and maintain documented procedures for inspection and testing activities in order to verify that the specified requirements for the materials are met.  The required inspection and testing, and the records to be established, shall be detailed in a quality plan or documented procedures.

5.             Supplier shall ensure that incoming material is not used or processed until it has been inspected or otherwise verified as conforming to specified requirements.  Verification of the specified requirements shall be in accordance with documented procedures.

6.             Supplier shall inspect and test the Products as required by the Quality Requirements Specification and documented procedures.

7.             Supplier shall not ship completed Products until the required inspection and tests have been completed or necessary reports have been received and verified.

8.             Supplier shall carry out all final inspection and testing in accordance with the Quality Requirements Specification and documented procedures to complete the evidence of conformance of the finished materials to the Specifications and other requirements.

9.             The documented procedures for final inspection and testing shall require that all inspections and tests, including those specified either upon completion of Product or in-process, have been carried out and that the results meet the Specifications and other requirements.

10.           No Products shall be shipped to Purchaser until all the activities specified in this Exhibit C and the documented procedures have been satisfactorily completed and the associated data and documentation are available and have been reviewed for compliance with the Specifications and other requirements and authorized.

11.           Supplier shall establish and maintain records that provide evidence that the Product has been inspected and tested.  These records shall clearly identify whether a Product has passed or failed the inspections and tests according to defined acceptance criteria.  Where the Product fails to pass any inspection or test, the procedure for control of non-conforming Product shall apply.  The responsibility for release of Products for shipment shall be identified and recorded.

12.           Supplier shall establish and maintain documented procedures to control, calibrate, and maintain inspection, measuring and test equipment used by Supplier’s subcontractors (which subcontractors must be approved in writing by Purchaser prior to their use by Supplier) to

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demonstrate the conformance of Products or Product components to the specified requirements.  Inspection, measuring and test equipment shall be used in a manner which ensures that the measurement uncertainty is known and is consistent with the required measurement capability.

13.           Supplier shall specify, subject to Purchaser’s approval, the measurements to be made and the accuracy required with respect to inspections and testing and shall select, subject to Purchaser’s approval, the appropriate inspections and tests.  Supplier shall ensure that all measuring and test equipment is capable of the necessary accuracy and precision.  Supplier shall also calibrate all inspection, measuring and test equipment at prescribed intervals as necessary to ensure such equipment can accurately and correctly inspect, measure and test Products and Product components.

14.           Supplier shall establish and maintain documented procedures to ensure that Products that do not conform to specified requirements, including the Specifications, are not shipped to Purchaser.  This procedure shall provide for identification, documentation, evaluation, segregation, disposition of non-conforming Product, and for notification of Purchaser with respect to such Products.  The responsibility for review and authority for the disposition of non-conforming Product shall be defined in the Procedures.  Non-conforming Products may be disposed of in accordance with the following procedures:

•                  They may be, upon Purchaser’s prior written approval, (a) reworked to meet specified requirements, including the Specifications, (b) accepted with or without report by concession, (c) regarded for alternative applications (e.g., DEMO), or (d) scrapped.

•                  Reworked Products shall be re-inspected to original Specifications and in accordance with the documented procedures.

15.           Supplier shall adhere to requirements of Purchaser’s Corrective and Preventive Action Program (CAPA) of identified non-conformances affecting Product and/or processes under control of Supplier.

16.           All procedures, processes, and functions described above in this Exhibit C (collectively, “Processes”) shall be subject to Purchaser’s review, approval and audit (as described in Section 5.1).  In the event Purchaser discovers a deficiency in a Process, Purchaser shall provide notice of such deficiency and shall suggest measures to remedy such deficiency to Supplier in writing.  Supplier shall provide Purchaser with a plan to remedy such deficiency within five (5) days after Purchaser’s notice, and Supplier shall remedy such deficiency within fifteen (15) days after Purchaser’s approval of such plan, such approval not to be unreasonably withheld, unless another time period is agreed by the parties.

17.           Supplier shall provide Purchaser access to the following in connection with Purchaser’s review of the Processes:

•                  Assembly Processes (including Supplier Technology)

•                  Inspection Procedures

•                  Traceability Records

•                  Test/Inspection Records

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•                  Calibration Records

•                  Non-Conformance Records

18.           Supplier shall provide the required certifications with all Products and services stating conformance to all applicable specifications and standards, including the Specifications.